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                                                                   EXHIBIT 10.19


[LETTERHEAD OF SYMMETRICOM APPEARS HERE]

February 19, 1998

Mr. Thomas W. Steipp
6220 Costa Lake Point
Flowery Branch, GA 30542

Dear Tom,

I am pleased to confirm SymmetriCom, Inc.'s offer of employment according to the terms we discussed on the telephone last week.

Your starting position will be President and Chief Operating Officer of Telecom Solutions, a division of SymmetriCom, Inc. reporting to me. Subject to approval by the Board of Directors, you will become President and Chief Executive Officer of SymmetriCom, Inc. in July, 1998.

Your starting base salary will be $4,807.69 per week ($250,000 on an annualized basis). We will review your compensation once each year, at the first regularly scheduled meeting of the Company's Board of Directors. This meeting normally occurs in late July or early August.

In addition to your base salary, you will participate in the Company's Management Incentive Plan, the terms of which are determined each fiscal year by the Board of Directors.

For Fiscal 1999, beginning July 1, 1998, and ending June 30, 1999, you will have the opportunity to earn up to 130% of your base salary. We will guarantee an incentive payment of $162,500 for fiscal 1999, which is 50% of your maximum. The balance of your incentive for fiscal 1999, will be funded from profit on a formula to be determined by the Company's Board of Directors at its first regularly scheduled meeting in fiscal 1999.

Since you will be involved in making decisions which will have a considerable effect on the productivity and profitability of the Company, we are pleased to recommend an option of 250,000 shares of SymmetriCom, Inc. stock to you. Upon becoming an employee and subject to approval by the Board of Directors, you will receive this option under the terms and conditions of the Company's Stock Option Plans; at the fair market value on the day of the grant. This grant will consist of Incentive Stock Options (ISO's) to the extent permitted by law. The balance will be Non-Qualified Options (NSO's). The options vest 25% after one year, 50% after two years, and 100% after three years. The term of the options is ten years. A description of the SymmetriCom, Inc. Stock Option Plan is enclosed, along with a sample Stock Option Agreement.
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Page 2
February 19, 1998

To assist you and your family in relocating to the bay area, we will:

1. Loan you $400,000 with an interest rate of 6.0%. We will forgive this loan, and the interest due in four equal installments. The first installment will be forgiven on June 30, 1998, with remaining installments to be forgiven on June 30, 1999, 2000 and 2001. You are responsible for taxes owed due to loan forgiveness. Please see the termination provision listed below.

2. Loan you an additional $500,000, interest free. This loan is intended to qualify as a relocation loan pursuant to Section 7872 of the Internal Revenue Code and applicable regulations and must be repaid in ten years. We may require a security interest in some of your assets, including the home you purchase in California. Please see termination provision listed below. If you are no longer an employee of SymmetriCom, Inc. this loan must become interest bearing.

3. We will pay closing costs on the home you purchase in California, but loan points are not included.

4. We will pay closing costs on the house you sell in Atlanta, but not including real estate commission.

5. We will pay for an apartment for you in California for up to six months while you are finding a home in California and selling your home in Atlanta. In addition, we will pay for you to travel to Atlanta up to twice each month during the relocation period or for your wife to travel to California. We will pay for a rental car in California during the relocation period.

6. We will pay reasonable costs for moving your household goods to California. We understand you will move your household goods to California in two phases.

7. We will pay airfare for you and your family to relocate to California. If you choose to drive, we will reimburse you for mileage at the allowable limit set by the Internal Revenue Service for up to two vehicles.

8. If any of the relocation costs outlined in paragraphs 3, 4, 5, 6 and 7 result in taxable income reported on your W2, that amount will be grossed up for federal income taxes and any state and local income taxes at the then current supplementary wage withholding rates. Gross up will not include amounts for non-income taxes such as FICA, Medicare or disability.


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Page 3
February 19, 1998

You will participate in the Company's Executive Medical Plan. A description is enclosed.

You will accrue vacation at the rate of four weeks per year.

We will pay for a car allowance of $917.00 per month (which is $11,000 annualized). The enclosed program document covers details. Please read, sign and return this with your acceptance.

In the unlikely event we terminate your employment, other than for cause (defined as commission of a felony, a breach of fiduciary duty, or willful failure to follow a directive of the Company or the Board of Directors), we will continue your base salary for up to twelve months or until you accept other employment. Medical benefits and car allowance remain in effect during the continuation period. In addition, we will continue to honor the loan agreements described above. If you resign, or are terminated for cause, any loan balance becomes immediately due and payable. Stock option vesting stops according to the Stock Option Plan and the Option Agreement if your employment by SymmetriCom, Inc. ceases.

A description of benefits is enclosed, in addition to agreements covering Invention Assignment and Secrecy and Insider Trading. Please sign and return these with your acceptance.

This offer is valid until February 27, 1998 and is conditional on proof of eligibility to legally work in the United States under the Immigration Reform and Control Act of 1986 ("IRCA"). Please refer to the enclosed document titled I-9 Explanation, which explains IRCA and the documents you will need to bring with you when you report to work.

It is understood that your employment with SymmetriCom, Inc. is voluntarily entered into and is for no specific term. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its at will employment with you at any time, with or without cause. Conditions outlined above apply to any termination.

Tom, I look forward to working with you. I believe we have a very exciting opportunity, although also very challenging. I think your skills and capability can make a big difference to SymmetriCom, Inc. and I think we can offer you considerable personal growth.

With regards,

SymmetriCom, Inc.

/s/ WILLIAM D. RASDAL
_____________________________
William D. Rasdal
Chairman of the Board and CEO

WDR/jw
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                         OFFER AGREED TO AND ACCEPTED

I understand that this agreement sets forth our entire agreement respecting the terms of my employment with SymmetriCom, Inc. and supersedes any prior representation or agreements, whether written or oral. I further understand that this agreement may not be modified, except in writing signed by the Chief Executive Officer of SymmetriCom, Inc. and me, or approved by the Board of Directors in case I am Chief Executive Officer.


By:             /s/ THOMAS W. STEIPP
                _____________________________________________________________

Start Date:     15 MAR 98
                _____________________________________________________________

Attachments:    Employment Application (to be completed and returned)
                Equal Employment Opportunity Questionnaire
                I-9 Immigration and Reform Act of 1986
                Insider Trading Agreement (signature required)
                Invention Assignment and Secrecy (signature required)
                Description of Benefits
                Automobile Allowance Plan (signature required)
                Executive Medical Plan
                1990 Employee Stock Plan
                1990 Stock Option Agreement (example)